CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the captions "Financial Highlights" and "Counsel and Independent Registered Public Accounting Firm" and to the use of our report dated January 5, 2007, which is incorporated by reference, in this Registration Statement (Form N-1A 33-9634 and 811-4888) of Dreyfus Short-Intermediate Government Fund.

ERNST & YOUNG LLP
New York, New York
March 26, 2007